AT THE COMPANY:
John K. Schmidt
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

FOR IMMEDIATE RELEASE
January 12, 2006

Heartland Financial USA, Inc. Signs Definitive Agreement to Acquire Bank of the Southwest

DUBUQUE, Iowa, January 12, 2006 -- Heartland Financial USA, Inc. (Nasdaq: HTLF) announced today that it has signed a definitive agreement to acquire Bank of the Southwest, a financial institution providing retail and commercial banking services with offices in Phoenix and Tempe, Arizona. Heartland expects to combine the acquired assets and deposit accounts into its Arizona Bank & Trust (AB&T) subsidiary bank. The total purchase price is $18 million cash. Subject to approvals by bank regulatory authorities and shareholders, the transaction is expected to close during the second quarter of 2006. Bank of the Southwest had assets of $70 million at December 31, 2005 and $817 in net income for the twelve month period ending December 31, 2005.

"This transaction represents an opportunity to grow Arizona Bank & Trust within this key Southwestern marketplace," said Lynn B. Fuller, Heartland chairman, president and chief executive officer. “We looked at a number of potential merger partners and felt that Bank of the Southwest’s culture was an excellent match for our stockholders, customers, employees and community,” continued Fuller. “We will also acquire a talented team of management and staff with an intimate knowledge of the communities they serve. This dedication to customer relationship building at the community level is deeply ingrained in Heartland's culture, and this commitment at Bank of the Southwest was an important factor in our decision. Bank of the Southwest’s Camelback location will be consolidated into the nearby Camelback location of Arizona Bank and Trust. This newly remodeled facility will provide expanded services to the Bank of Southwest’s customers including extended hours, ATM, drive-up and wealth management capacities.”

“We are very proud to partner with Bank of the Southwest and we are confident that our combined forces will accelerate plans for building the premier community bank franchise in Arizona,” said Bill Frank, President and CEO, Arizona Bank & Trust. “With assets in excess of $200 million, our combined four branches, and two additional to be completed in 2006, this merger allows us to increase our already substantial investment in the Phoenix marketplace. Bank of the Southwest will continue the long tradition of providing sound banking advice to our loyal customers, along with our strong commitment to incredible customer service and relationship banking.”

Paul Muscenti, chairman of Bank of the Southwest added, "Heartland's decentralized operating model means that this transaction will be largely transparent to Bank of the Southwest customers. Our customers will continue to be served by the same familiar and friendly faces that have served them in the past. What will change is an enhanced ability to serve our customers with access to larger, more sophisticated resources and a wider array of products and services. We look forward to sharing our growth and future successes as an important member of the Heartland family with Arizona Bank & Trust."

About Heartland Financial USA:

Heartland Financial USA, Inc. is a $2.7 billion financial services company providing banking, mortgage, wealth management, insurance, fleet management and consumer finance services to individuals and businesses in 42 communities in nine states -- Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota and Massachusetts. Heartland Financial USA, Inc. is listed on Nasdaq. Its trading symbol is HTLF.

Additional information about Heartland Financial USA, Inc. is available through our website at http://www.htlf.com.

This release may contain, and future oral and written statements of Heartland and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as believe, expect, anticipate, plan, intend, estimate, may, will, would, could, should or similar expressions. Additionally, all statements in this release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war or threats thereof, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.